BOVIE MEDICAL CORPORATION REPORTS

FIRST QUARTER 2016 RESULTS

First Quarter Highlights

Total revenue increased 26.9%

Gross margin was 42.7%

J-Plasma® revenues increased 25.8% year-on-year; Positive trends in operating metrics continued in Q1

Company on track for 20% revenue growth for full year 2016

CLEARWATER, FL — MAY 11, 2016- Bovie Medical Corporation (NYSEMKT:BVX), a maker of medical devices and supplies and the developer of J-Plasma®, a patented new surgical product, today announced results for the first quarter ended March 31, 2016.

Management Comments

“First quarter revenue represented a strong start to 2016. We achieved robust growth across nearly all product lines, with sales of certain products up more than 25%.  This success builds upon the solid foundation in sales, manufacturing and R&D that we established in 2015,” said Robert L. Gershon, Chief Executive Officer.

“J-Plasma sales increased substantially on a year-over-year basis, with hand piece sales volumes up 140% from 2015 levels. Additionally, we saw positive momentum in all operating metrics that serve as early indicators of J-Plasma® sales trends.”

 “In the first quarter, we made progress on several initiatives to drive revenue growth:

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Generator Sales: We continued to leverage Bovie’s recognized design and manufacturing know-how to build our OEM business in a deliberate and sustainable way, adding new customers and projects, many of which bear the “Powered by Bovie” trademark.

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Expanding Target Specialties:  We are working closely with our Medical Advisory Board members and other Key Opinion Leading surgeons to determine those procedures within their specialties of cardiovascular, cardiothoracic, urology, general surgery and oncology for which J-Plasma® is best suited, and has the potential to become the standard of care.

●
Sales channels partnerships: We are in preliminary discussions with a number of potential sales channel partners that have established sales teams and portfolios of complementary products. These partnerships offer the potential to rapidly scale J-Plasma® sales in new and existing markets.

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Robotic surgery: The precision of J-Plasma® is a natural fit for minimally-invasive surgery using robotics. In April, we launched the J-Plasma Precise 360™ hand piece product extension which makes J-Plasma® easier to use with the widely-adopted DaVinci robot through insertion in an auxiliary port. Dr. Vipul Patel, Medical Director of the Global Robotics Institute, and a world renowned surgeon who has performed over 9,000 robotic prostatectomies, has been one of the first  surgeons to use the product and noted, “With this level of precision, control and safety, J-Plasma® has the potential to become a standard of care in a range of oncology procedures."

First Quarter 2016 Results

First quarter sales were $7.8 million, up 26.9% from $6.1 million in the first quarter of 2015 on higher sales of generators, cauteries and J-Plasma®. Gross margin was 42.7%, compared with gross margin of 43.6% in the first quarter of 2015.

Operating expenses totaled $5.3 million in the first quarter, representing 68% of sales compared to $4.9 million, or 81% of sales in the first quarter of 2015, demonstrating a significant improvement in operating leverage. Operating loss was $1.9 million, improved from an operating loss of $2.3 million in the first quarter of 2015.

Net loss attributable to common shareholders was $1.9 million, or $0.07 per diluted share, compared with net income of $12.9 million, or $0.57 per diluted share in the first quarter of 2015, which was affected by non-cash gains on the conversion of warrants and preferred shares as part of the Company’s capital raise, and the valuation of remaining derivative liabilities.  Exclusive of these gains, the Company would have reported a net loss in the 2015 first quarter of $2.5 million.

The Company had unrestricted cash and cash and equivalents of $9.5 million at the end of the first quarter, compared to $11.8 million at the end of 2015.

Recent Developments

●
On April 20, 2016, Bovie announced the launch of its J-Plasma® product extension, branded the Precise 360™. This new J-Plasma® hand piece has an angled and rotating tip that enables surgeons to access to structures that are difficult to reach using a straight laparoscopic device, expanding its potential application for a range of procedures.

●
On March 4, 2016, the Company announced it has hired a Director of Marketing and two new Region Managers for its J-Plasma® product line. Bovie’s new Director of Marketing, Jeffrey Hoffman, is an experienced medical device executive with specialized knowledge in advanced energy technology. The new Region Managers, Robert Timerman and Dennis Keast, are helping advance the adoption of J-Plasma® and overseeing its expanding geographic sales footprint.

●
On January 11, 2016, Bovie announced the completion of additional white papers on J-Plasma®. The white papers highlight J-Plasma®’s application for procedures including breast capsule scoring, the treatment of intra-abdominal adhesions in plastic surgery and gynecology specialties.

Summary and Outlook

“The elements are in place for 2016 to be a year of substantial growth for Bovie Medical. Our core products business continues on track for low to mid-single digit growth this year, and we expect to benefit from strong growth in OEM and J-Plasma sales, resulting in year-on-year revenue growth of 20% for full year 2016.”

“At the same time, we are executing on the strategies we have previously outlined in order to accelerate J-Plasma® adoption and significantly expand the addressable market for the product. These initiatives, combined with the reliability and high quality of our manufacturing processes, give us confidence in our ability to progressively realize the potential of J-Plasma® and help make it the standard of care across multiple procedures and specialties,” Mr. Gershon concluded.

Conference Call Details

The Company’s management will host a conference call on Wednesday May 11, 2016, at 8am Eastern Time to discuss latest corporate developments. Following management’s formal remarks, there will be a question and answer session.

To listen to the call by phone, interested parties within the U.S. should call 866-320-0174. International callers should call 785-424-1631. Participants should ask for the Bovie Medical Call. The conference call will also be available through a live webcast at Bovie Medical Corporation’s website or at http://www.investorcalendar.com/IC/CEPage.asp?ID=174975

A replay of the call will be available approximately two hours after the end of the call through June 11, 2016. The replay can be accessed via Bovie Medical Corporation’s website or by dialing 877-481-4010 for U.S. callers or 919-882-2331 for International callers and using the replay access code 10025.

Investor Relations Contact
MBS Value Partners
Hugh Collins/Lynn Morgen
212.223.4632
investor.relations@boviemed.com

About Bovie Medical Corporation

Bovie Medical Corporation is a leading maker of medical devices and supplies as well as the developer of J-Plasma®, a patented new plasma-based surgical product for cutting and coagulation. J-Plasma® utilizes a helium ionization process to produce a stable, focused beam of ionized gas that provides surgeons with greater precision, minimal invasiveness and an absence of conductive currents through the patient during surgery. Bovie Medical Corporation is also a leader in the manufacture of a range of electrosurgical products and technologies, marketed through both private labels and the Company’s own well-respected brands (Bovie®, Aaron®, IDS™ and ICON™) to distributors worldwide. The Company also leverages its expertise through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company’s current and new products, please refer to the Investor Relations section of Bovie Medical Corporation’s www.boviemed.com

Use of Non-GAAP Financial Measures

In this press announcement, management has disclosed financial measurements that present financial information not in accordance with Generally Accepted Accounting Principles (GAAP). These measurements are not a substitute for GAAP measurements, although company management uses these measurements as aids in monitoring the company's ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against other medical technology companies. Adjusted non-GAAP gross margin, adjusted non-GAAP income from operations, adjusted non-GAAP net income and adjusted non-GAAP income per diluted share measure the gross margin, income from operations, net income and income per diluted share of the company excluding unusual items. Management uses and presents these measures because management believes that such adjustments facilitate an understanding of the financial impact of unusual items on the company's short- and long-term financial trends. Management also uses adjusted non-GAAP items to forecast and to evaluate the operational performance of the company, as well as to compare results of current periods to prior periods on a consistent basis.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly-titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Please refer to the attached reconciliation between GAAP and non-GAAP financial measures.

Cautionary Statement on Forward-Looking Statements

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the Company’s ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company’s filing with the Securities and Exchange Commission including the Company’s Report on Form 10-K for the year ended December 31, 2015.  For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

BOVIE MEDICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(unaudited) (in thousands except per share data)

	Three Months Ended March 31,
	2016	2015
Sales	$7,775	$6,128
Cost of sales	4,452	3,454
Gross profit	3,323	2,674

Other costs and expenses:
Research and development	668	446
Professional services	357	331
Salaries and related costs	2,100	1,952
Selling, general and administrative	2,191	2,217
Total other costs and expenses	5,316	4,946

Loss from operations	(1,993)	(2,272)

Interest expense, net	(38)	(40)
Change in fair value of liabilities, net	87	1,444
Total other expense, net	49	1,404

Loss before income taxes	(1,944)	(868)
Income tax expense (benefit)	--	(8)

Net loss	$(1,944)	$(876)

Accretion on convertible preferred stock	--	(222)
Deemed dividend on conversion of warrants and Series A preferred stock to Series B convertible preferred stock	--	13,956
Net Income (loss) attributable to common shareholders	$(1,944)	$12,858

Income (loss) per share:
Basic	$(0.07)	$0.69
Diluted	$(0.07)	$0.57
Weighted average number of shares:
Basic	27,051	18,615
Diluted	27,051	20,470

BOVIE MEDICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2016	2015
	(Unaudited)
Current assets:

Cash and cash equivalents	$9,456	$11,805
Restricted cash	839	839
Trade accounts receivable, net	3,141	2,925
Inventories, net	6,561	5,957
Prepaid expenses and other current assets	533	516

Total current assets	20,530	22,042

Property and equipment, net	6,671	6,810
Brand name and trademark	1,510	1,510
Purchased technology and license rights, net	296	323
Goodwill	185	185
Deposits	123	123
Deferred tax asset	39	25
Other assets	391	430

Total assets	$29,745	$31,448

BOVIE MEDICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(CONTINUED)
(in thousands)

	March 31,	December 31,
	2016	2015
	(unaudited)
Current liabilities:
Accounts payable	$1,542	$1,214
Accrued payroll	188	321
Accrued vacation	277	228
Current portion of mortgage note payable	3,113	239
Accrued and other liabilities	2,088	2,119
Total current liabilities	7,208	4,121

Mortgage note payable, net of current portion	--	2,934
Notes payable	140	140
Deferred rents	17	18
Deferred tax liability	564	564
Derivative liabilities	180	267
Total liabilities	8,109	8,044

Stockholders' equity:
Series B convertible preferred stock, par value $.001; 10,000,000 authorized, 3,588,139 issued and 1,975639 outstanding as of March 31, 2016 and December 31, 2015, respectively	2	2

Common stock, par value $.001 par value; 40,000,000 shares authorized; 27,194,251 issued and 27,051,172 outstanding as of March 31, 2016 and December 31, 2015, respectively	27	27
Additional paid-in capital	43,035	42,859
Accumulated deficit	(21,428)	(19,484)

Total stockholders' equity	21,636	23,404

Total liabilities and stockholders' equity	$29,745	$31,448

BOVIE MEDICAL CORPORATION
RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited) (in thousands except per share data)

	Three Months Ended
	March 31,
(Amounts in '000's except earnings per share)	2016	2015

Net income/(loss) GAAP basis	$(1,944)	$(876)
Accretion on convertible preferred stock	-	(222)
Deemed dividend on conversion of warrants and Series A convertible preferred to Series B convertible preferred stock	-	13,956
Net income/(loss) attributable to common shareholders	$(1,944)	$12,858
Net income/(loss) per share - basic (GAAP basis)	$(0.07)	$0.69

Other non-GAAP adjustments:
(Gain)/loss on change in fair value of derivative liabilities	$(87)	$(1,444)
Deemed dividend on conversion of warrants and Series A convertible preferred to Series B convertible preferred stock	-	(13,956)
Adjusted non-GAAP net income/(loss)	$(2,031)	$(2,542)

Income/(loss) per share - basic on: (Note 1)
(Gain)/loss on change in fair value of derivative liabilities	$-	$(0.08)
Gain on conversion of warrants and Series A convertible preferred to Series B convertible preferred stock	-	(0.75)
Adjusted non-GAAP net (loss) per share -basic	$(0.07)	$(0.14)

Weighted average number of shares outstanding - basic	27,051	18,615
Weighted average number of shares outstanding - diluted	27,051	20,470

(Note 1) Amounts reflected in the presentation of EPS calculations may be impacted by rounding